Exhibit (a)(1)(B)
SUPPLEMENT TO COMPANY NOTICE
TO HOLDERS OF
2.625% CONVERTIBLE SENIOR DEBENTURES DUE 2025
CUSIP Number: 95082PAE5
     Reference is made to the Indenture, dated as of September 27, 2005 (the “Indenture”), among WESCO International, Inc., a Delaware corporation (the “Company”) and The Bank of New York Mellon, a New York banking corporation, as successor to J.P. Morgan Trust Company, National Association, as trustee (the “Trustee”), relating to the Company’s 2.625% Convertible Senior Debentures due 2025 (the “Debentures”), and the Company Notice to Holders of 2.625% Convertible Senior Debentures due 2025, dated September 16, 2010 (the “Company Notice”) relating to the right of each holder of the Debentures at its option (the “Option”) to require the Company to repurchase all or a portion of its Debentures on October 15, 2010, as set forth in the Company Notice.
     This Supplement to Company Notice to Holders of 2.625% Convertible Senior Debentures due 2025 (this “Supplement”) amends, modifies and supersedes certain information included in the Company Notice. The Company is extending the time on October 14, 2010 (the “Expiration Date”) until which Holders may exercise the Option from 5:00 p.m., New York City time, on the Expiration Date to 12:00 midnight, New York City time, at the end of the Expiration Date. Therefore, all references in the Company Notice to 5:00 p.m. New York City time, on the Expiration Date are hereby amended to be references to 12:00 midnight, New York City time, at the end of the Expiration Date.
     This Supplement also amends, modifies and supersedes the first two paragraphs under “Section 12. Additional Information — Incorporation by Reference” in the Company Notice. Those two paragraphs are hereby amended and restated to read in their entirety as set forth below:
     Incorporation by Reference. The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you, including business and financial information, by referring you to other documents. Any information we incorporate in this manner is considered part of this Company Notice except to the extent updated and superseded by information contained in this Company Notice or in documents incorporated by reference in this Company Notice.
     We incorporate by reference the following documents that we have filed with the SEC, except as noted in the paragraph below:

Our SEC Filings (File No. 1-14989)	Period for or Date of Filing

Annual Report on Form 10-K	Year Ended December 31, 2009
Quarterly Reports on Form 10-Q	Quarters Ended March 31 and June 30, 2010
Current Reports on Form 8-K	February 22, May 13 and September 7, 2010
Registration Statement on Form 8-A	May 4, 1999
     To exercise your option to have the Company repurchase all or any portion of the Debentures and to receive payment of the Repurchase Price (as defined in the Company Notice), you must validly deliver your Debentures through DTC’s transmittal procedures prior to 12:00 midnight, New York City time, at the end of the Expiration Date. The right of Holders to surrender Debentures for repurchase pursuant to the Option expires at 12:00 midnight, New York City time, at the end of the Expiration Date. Debentures surrendered for repurchase may be withdrawn by the Holders of such Debentures at any time prior to 12:00 midnight, New York City time, at the end of the Expiration Date.
     This Supplement should be read in conjunction with the Company Notice. Except for the changes described herein, all other terms of the Company Notice remain the same. As of the date of this Supplement, we have been informed that no Holders have validly tendered their Debentures for repurchase.
     The Paying Agent is The Bank of New York Mellon. The address of the Paying Agent is Corporate Trust Operations, 101 Barclay Street — 7 East, New York, NY 10286, Attention: David Mauer, Phone: 212-815-3687, Fax: 212-298-1915.
     Additional copies of this Supplement and/or the Company Notice may be obtained from the Paying Agent at its address set forth above.
The date of this Supplement is September 20, 2010.